Exhibit 2.4









                        ASSET PURCHASE AGREEMENT

                            BY AND BETWEEN

                      DIGITAL WIRELESS SYSTEMS, INC.

                              As Seller

                                 AND

                      ADVANCED WIRELESS SYSTEMS, INC.

                            As Purchaser




                         Dated February 15, 2000




                            Sidney J. Diamond
                       A Professional Corporation
                              3800 N. Mesa
                               Suite C-4
                          El Paso, Texas  79912
                         (915) 532-3327 (voice)
                          (915) 496-0653 (fax)
                         diamond@whc.net (email)
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                           TABLE OF CONTENTS


                                                                          Page

1.  Definitions..............................................................1
    1.1    After Acquired Assets.............................................2
    1.2    Blue Sky Laws.....................................................2
    1.3    Balance Sheet.....................................................2
    1.4    Balance Sheet Date................................................2
    1.5    Case..............................................................2
    1.6    Chapter 11........................................................2
    1.7    Closing...........................................................2
    1.8    Closing Date......................................................2
    1.9    Common Capital Stock..............................................2
    1.10   Confirmation......................................................2
    1.11   Confirmation Order................................................2
    1.12   Court.............................................................2
    1.13   Debtor or Debtor In Possession....................................3
    1.14   Disclosure Statement..............................................3
    1.15   Effective Date....................................................3
    1.16   Excluded Assets...................................................3
    1.17   Executory Contracts and Leases....................................3
    1.18   Filing Date.......................................................3
    1.19   Final Order.......................................................3
    1.20   Monthly Operating Reports.........................................3
    1.21   Order Confirming Plan.............................................3
    1.22   Plan..............................................................3
    1.23   Purchaser.........................................................4
    1.24   Schedules and Statements..........................................4
    1.25   Securities........................................................4
    1.26   Securities Law....................................................4
    1.27   Warrants..........................................................4

2.  Sale Of Assets...........................................................4
    2.1    Terms and Conditions Pertaining to the Sale Of Assets.............4
    2.2    Included Assets...................................................4
    2.3    Excluded Assets...................................................5

3.  Purchase of Assets.......................................................5
    3.1    Terms and Conditions Pertaining to the Purchase of Assets.........5
    3.2    Purchase Price....................................................5
    3.3    Purchase Price Adjustment.........................................8
    3.4    Assumption of Liabilities.........................................8
    3.5    Liabilities Not Assumed..........................................10
    3.6    Fees and Expenses; Prorations....................................10

4.  Closing.................................................................10
    4.1    Place of Closing.................................................10
    4.2    Actions By Seller................................................11
    4.3    Action by Purchaser..............................................11
    4.4    Further Assurances...............................................12
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5.  Representations and Warranties..........................................12
    5.1    Incorporation and Capital Stock of Seller........................12
    5.2    Valid Organization of Seller.....................................12
    5.3    No Affiliates of Seller..........................................13
    5.4    Conflicts of Interest............................................13
    5.5    Financial Statements, Schedules and Statements, and Monthly
    Operating Reports................................................14
    5.6    Absence of Undisclosed Liabilities...............................15
    5.7    Absence of Certain Changes or Events.............................15
    5.8    No Brokers or Finders............................................17
    5.9    Taxes and Tax Returns............................................17
    5.10   Real Estate Owned................................................18
    5.11   Leases and Other Interests in Real Estate........................19
    5.12   Personal Property Owned..........................................19
    5.13   Leases and Other Interest in Personal Property...................19
    5.14   Property in Good Operating Condition.............................20
    5.15   Ownership or Lease of Property Not in Violation..................20
    5.16   Inventory........................................................21
    5.17   Notes and Accounts Receivables...................................21
    5.18   Patents..........................................................21
    5.19   Proprietary Names................................................24
    5.20   Licenses.........................................................27
    5.21   No Adverse Developments..........................................28
    5.22   No Agreements Concerning Inventions, Trade Secrets or
           Competition......................................................28
    5.23   List of Contracts................................................29
    5.24   List of Major Documents..........................................30
    5.25   No Default.......................................................31
    5.26   Litigation.......................................................31
    5.27   Compliance with Applicable Law...................................32
    5.28   Labor Matters....................................................32
    5.29   Suppliers and Customers..........................................32
    5.30   Compensation.....................................................32
    5.31   Bank Accounts................................................... 33
    5.32   Insurance........................................................33
    5.33   Anticipated Capital Expenditures.................................33
    5.34   No Sensitive Payments............................................34
    5.35   Conflicts with other Instruments or Proceedings..................34
    5.36   Authorizations...................................................34
    5.37   Disclosure.......................................................34
    5.38   Seller's Disclosure Statement....................................35
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6.  Covenants Of Seller Pending The Closing.................................35
    6.1    Operation in Usual Manner........................................35
    6.2    Capitalization...................................................35
    6.3    Action Concerning Subsidiaries...................................35
    6.4    Reports..........................................................36
    6.5    Merger or Other Transactions.....................................36
    6.6    Articles of Incorporation and Regulations........................36
    6.7    Access and Information...........................................36
    6.8    Distributions....................................................36
    6.9    Representations and Warranties...................................36
    6.10   Best Efforts.....................................................36

7.  Court Approval..........................................................37

8.  Conditions Precedent to Purchaser's Obligations.........................37
    8.1    Representations and Warranties True at Closing...................37
    8.2    Performance......................................................37
    8.3    No Adverse Change................................................37
    8.4    Certificate......................................................37
    8.5    Consent..........................................................37
    8.6    Litigation.......................................................38
    8.7    No Casualty......................................................38
    8.8    Satisfaction with Review.........................................38
    8.9    Proceedings Satisfactory.........................................38
    8.10   Necessary Corporate Actions Have Been Taken......................38
9.  Conditions Precedent To Seller's Obligations........................... 39
    9.1    Confirmation of the Seller's Plan................................39
    9.2    Public Market....................................................39
    9.3    Necessary Corporate Actions Have Been Taken......................39

10. Registration of Securities..............................................39

11. Receipt of Disclosure Statement and Other Material......................39

12. Indemnification.........................................................40
    12.1   Indemnification by Seller........................................40
    12.2   Third Party Suits................................................40

13. Survival Of Representations.............................................41

14. Construction............................................................41

15. Notices.................................................................41
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16. General.................................................................42
    16.1   Entire Agreement.................................................42
    16.2   Amendments.......................................................42
    16.3   Waiver...........................................................43
    16.4   Expenses.........................................................43
    16.5   Headings.........................................................43

17. Extension of Benefits...................................................43

18. Counterpart.............................................................43

                     SCHEDULE REFERENCES AND THEIR LOCATION


                                                                          Page

Schedule 5.1 - Incorporation and Capital Stock of Seller....................12
Schedule 5.2 - Valid Organization of Seller.................................12
Schedule 5.3 - No Affiliates of Seller......................................13
Schedule 5.4 - Conflicts of Interest........................................13
Schedule 5.5 - Financial Statements.........................................14
Schedule 5.6 - Absence of Undisclosed Liabilities...........................15
Schedule 5.7 - Absence of Certain Changes or Events.........................15
Schedule 5.8 - No Brokers or Finders........................................17
Schedule 5.9 - Tax and Tax Returns..........................................17
Schedule 5.10 - Real Estate Owned...........................................18
Schedule 5.11 - Leases and Other Interests in Real Estate...................19
Schedule 5.12 - Personal Property Owned.....................................19
Schedule 5.13 - Leases and Other Interest in Personal Property..............19
Schedule 5.14 - Property in Good Operating Condition........................20
Schedule 5.15 - Ownership or Lease of Property Not in Violation.............20
Schedule 5.16 - Inventory...................................................21
Schedule 5.17 - Notes and Accounts Receivable...............................21
Schedule 5.18 - Patents.....................................................21
Schedule 5.18 - Part I - Patents Owned......................................21
Schedule 5.18 -  Part II - Patents Leased or Otherwise Held.................21
Schedule 5.18 - Part III - Agreements Relating to Patents...................22
Schedule 5.19 - Proprietary Names...........................................24
Schedule 5.19 - Part I - Proprietary Names Owned or Controlled..............25

                    SCHEDULE REFERENCES AND THEIR LOCATION


                                                                          Page

Schedule 5.19 - Part II - Use of Proprietary Names..........................25
Schedule 5.19 - Part III - Agreements Relating to Proprietary Names.........25
Schedule 5.20 - Part I - Licenses Owned.....................................27
Schedule 5.20 -  Part II - Licenses Leased or Otherwise Held................27
Schedule 5.20 - Part III - Agreements Relating to Patents...................27
Schedule 5.21 - No Adverse Developments.....................................28
Schedule 5.22 - No Agreements Concerning Inventions, Trade Secrets or
                Competition.................................................28
Schedule 5.23 - List of Contracts...........................................29
Schedule 5.24 - List of Major Documents.....................................30
Schedule 5.25 - No Default..................................................31
Schedule 5.26 - Litigation..................................................31
Schedule 5.27 - Compliance with Applicable Law..............................32
Schedule 5.28 - Labor Matters...............................................32
Schedule 5.29 - Suppliers and Customers.....................................32
Schedule 5.30 - Compensation................................................32
Schedule 5.31 - Bank Accounts...............................................33
Schedule 5.32 - Insurance...................................................33
Schedule 5.33 - Anticipated Capital Expenditures............................33
Schedule 5.34 - No Sensitive Payments.......................................34
Schedule 5.35 - Conflicts with other Instruments or Proceedings.............34
Schedule 5.36 - Authorization...............................................34
Schedule 5.37 - Disclosure..................................................34

                         ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into on the 15th day of February, 2000 by and between Advanced Wireless Systems, Inc., (hereinafter referred to as "Purchaser") and Digital Wireless Systems, Inc., (hereinafter referred to as "Debtor or "Seller")

                                RECITALS:


     WHEREAS, Seller is engaged in the business of providing wireless cable and direct broadcast satellite television programming to businesses, multiple dwelling units, and residential households;


     WHEREAS, Seller owns certain assets consisting of licenses, commonly known as MMDS and ITFS licenses, issued by the Federal Communications Commission, which licenses are either owned, leased or are otherwise available to the Seller and communications equipment, located in Baton Rouge, Louisiana; Clarksville, Tennessee; Reading Pennsylvania; and Shreveport, Louisiana, as hereinafter described which are used in the furtherance of its business; and

     WHEREAS, Seller desires to sell to Purchaser the above referred to business and assets, and Purchaser desires to purchase such business and assets; and

     WHEREAS, Seller is operating as a Debtor-in-Possession pursuant to an order for relief issued by the United States Bankruptcy Court, Middle District Of Tennessee, which Chapter 11 Case has been assigned Case Number 398-10899; and

     WHEREAS, Debtor will file a Disclosure Statement and Plan of Reorganization which, among other things, will provide for the purchase by the Purchaser of the above described assets, free and clear of all liens and encumbrances, except the lien created pursuant to the sale of Certificates of Indebtedness and those additional liabilities specifically assumed by Purchaser pursuant to this Agreement and pursuant to the Plan, as amended or modified provided that such Plan has been confirmed by the United States Bankruptcy Court and further provided that the Confirmation Order confirming the Plan has become final and non-appealable.

     NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:




                                  Page 1
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                           SECTION 1. DEFINITIONS


     1. Definitions: For the purposes of this Agreement, the following defined terms shall have the meanings set forth in this Section. The article and section numbers used herein refer to articles and sections of this Agreement unless otherwise specifically described.

     1.1. After Acquired Assets: After Acquired Assets means those assets, businesses, properties and rights acquired by the Seller at or after the Confirmation Date pursuant to one or more asset purchase agreements.

     1.2 Blue Sky Laws: Blue Sky Laws shall mean the securities laws of any state having jurisdiction over the transaction contemplated by this Asset Purchase Agreement.

     1.3 Balance Sheet means the balance sheet of the Seller, and any subsidiaries, as of December 31, 1999, referred to in Section 5.5.

     1.4  Balance Sheet Date:  Balance Sheet Date means December 31, 1999.

     1.5 Case: Case shall mean the pending Chapter 11 case of the Seller, Case Number 398-10899.

     1.6 Chapter 11: Chapter 11 means Chapter 11 of the Bankruptcy Code. Reference to section numbers refers to sections in the Bankruptcy Code (the "Code") unless otherwise specified.

     1.7 Closing: Closing means the actions carried out on the Closing Date as described in Section 4.1 hereof.

     1.8 Closing Date: Closing Date means the date on which the Closing occurs as described in Section 4.1 hereof.

     1.9 Common Capital Stock: Common Capital Stock shall mean the authorized Common Capital Stock of the Purchaser having a par value of $0.01, of which shares a minimum of 8,000,000 shall be issued to the Seller at Closing and an additional minimum of 32,000,000 shall be reserved for the potential exercise of Warrants to be issued to the Seller by the Purchaser, as authorized by the Purchaser's Board of Directors, pursuant to the provisions of the Plan of Reorganization.
                                Page 2
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     1.10  Confirmation:  Confirmation means the entry by the Court of an order confirming the Plan of Reorganization at or after a hearing made pursuant to Section 1128 of the Code.

     1.11 Confirmation Order: Confirmation Order shall mean the Order of the Court confirming the Plan of Reorganization pursuant to Section 1129 of the Code.

     1.12 Court: Court means the United States Bankruptcy Court for the Middle District of Tennessee, including the United States Bankruptcy Judge presiding in the Chapter 11 case of the Seller.

     1.13 Debtor or Debtor In Possession: Debtor or Debtor In Possession means Digital Wireless Systems, Inc.

     1.14 Disclosure Statement: Disclosure Statement shall mean the Disclosure Statement, as amended or modified, of the Debtor In Possession as approved by the Court, as containing "Adequate Information" pursuant to the provisions of Section 1125 of the Code.

     1.15 Effective Date: Effective Date means ninety (90) days after Confirmation of the Debtor's Plan of Reorganization, provided that such Confirmation Order becomes final and non-appealable.

     1.16 Excluded Assets: Excluded Assets means those assets of the Seller described in Section 2.3 and set forth in Exhibit "D", if any, attached hereto.

     1.17 Executory Contracts and Leases: Executory Contract and Leases means those agreements between the Seller and a third party that fall within the preview of Section 365 of the Code.

     1.18 Filing Date: Filing Date shall mean the date that this case was converted from Chapter 13 which date was November 17, 1998.

     1.19 Final Order: Final Order shall mean an Order ("Order") of the Court which, not having been reversed, modified or amended and not being stayed and the time to appeal from which or to seek review or certiorari or rehearing of which having expired, and from which no such appeal, review, certiorari or rehearing is pending, has become conclusive of all matters adjudicated thereby and is in full force and effect.

     1.20 Monthly Operating Reports: Monthly Operating Reports means those reports required to be filed with the Court on a monthly basis.
                                  Page 3
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     1.21  Order Confirming Plan:  Order Confirming Plan shall mean the Final
Order of the Court determining that the Plan of Reorganization meets the requirements of Section 1129 of the Code and is entitled to Confirmation. The date that the Confirmation Order is entered on the Court Clerk's docket is the Confirmation Date.

     1.22 Plan: Plan means the Plan of Reorganization of the Debtor in its initial form or as it may be amended or supplemented on file in the United States Bankruptcy Court, Middle District Of Tennessee.

     1.23 Purchaser: Purchaser means Advanced Wireless Systems, Inc., a corporation organized and existing under the laws of the State of Alabama.

     1.24 Schedules and Statements: Schedules and Statements means the Schedules and Statements, as amended or supplemented filed by the Debtor with the Court.

     1.25 Securities: Securities shall mean the Common Capital Stock and Warrants to be issued to the Seller by the Purchaser pursuant to this Asset Purchase Agreement and the confirmed Plan.

     1.26 Securities Law: Securities Law shall mean the Securities Act of 1933, as amended, and the Securities And Exchange Act of 1934, as amended and any applicable Blue Sky Laws.

     1.27 Warrants: Warrants shall mean the Warrants to be issued by the Purchaser, as authorized by its Board of Directors giving the Seller the right to purchase 32,000,000 shares of the Common Capital Stock of the Purchaser, as hereinafter described in this Asset Purchase Agreement.


              SECTION 2. SALE OF BUSINESS AND ASSETS BY SELLER

2. Sale Of Assets: The following terms and conditions shall apply to the sale of Assets by the Seller:

     2.1 Terms and Conditions Pertaining to the Sale Of Assets: On the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, convey, assign and deliver to Purchaser the below described assets:

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     2.2  Included Asset:  Seller's business as a going concern and all of its assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, including, but not limited to, all cash on hand and in banks, stocks, bonds and other securities, goodwill, its corporate name and all variants thereof, patents, trademarks, servicemarks, trade names, brand names, copyrights, pending applications for patents, trademarks, servicemarks and copyrights, inventions, processes, know how, formulae, patterns, designs and trade secrets and interests thereunder, licenses, permits, real estate and interests therein (including, but not limited to, fee interests, reversions, leaseholds, royalties and all other interests), buildings, improvements, structures, construction in progress, vehicles, machinery, equipment, fixtures and other operating properties, notes and contracts and accounts receivable, stock subscriptions receivable, work and contracts in process, inventories of raw materials, finished products and supplies, rights under contracts, agreements and leases, rights in funds of whatever nature (including, but not limited to, unemployment compensation, retirement, industrial accident and pension funds), claims for refund of any federal, state or local income or franchise tax for any period prior to and including the Closing Date, books and records (other than its minute books and stock transfer ledger), deposits, prepaid insurance and all other properties and rights of every kind and nature owned or held by it at the Closing Date or then used by it in its business whether or not specifically referred to in this Agreement and whether or not under its control or under the control of others, but excluding the Excluded Assets, if any, described in Section 2.3, and set forth on Exhibit "D" attached hereto and made a part hereof and excluding the After Acquired Assets. The business, assets, properties and rights of the Seller being sold to Purchaser hereunder are herein collectively called the Seller's Assets or Assets. Without limiting the generality of the foregoing, the Seller's Assets include all of the assets, business, properties and rights of the Seller reflected on the Balance Sheet or Schedules and Statements, except the Excluded Assets, if any, and such assets, properties and rights as may have been disposed of after the Balance Sheet Date and prior to the Closing (i) in the ordinary course of business without involving any misrepresentation or breach of warranty or covenant by the Seller (ii) with the express written consent of Purchaser and further excluding the After Acquired Assets.

     2.3 Excluded Assets: There are no assets owned by the Seller which are excluded from sale pursuant to the terms of this Agreement. However such sale does not include the After Acquired Assets.

                 SECTION 3. PURCHASE OF ASSETS BY PURCHASER


3. Purchase of Assets: The following shall apply to the purchase of the Seller's Assets from the Seller:

     3.1 Terms and Conditions Pertaining to the Purchase of Assets: In reliance on the representations and warranties of the Seller under this Agreement, and on the terms and subject to the conditions of this Agreement and on the terms and subject to the conditions of the Plan, the Code and any additional terms and conditions as may be imposed by the Court, Purchaser shall purchase the Seller's Assets at the Closing.

     3.2 Purchase Price: In full consideration of the purchase of the Seller's Assets set forth in Section 2.2 and in full payment therefor, subject to the Purchase Price Adjustment set forth in Section 3.3, at the Closing, Purchaser shall, in the manner herein provided:

          (a) Common Stock: Deliver to Seller 8,000,000 shares of the Common Capital Stock of the Purchaser and;

          (b) Warrants: Deliver to Seller, Warrants to purchase the Common Capital Stock of the Purchaser as follows:

               (1) Class C Warrants: 8,000,000 Class C One Year Warrants, giving the Warrant Holders, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of the Purchaser for a period of 365 days, from the date of issuance, at an exercise price of (i) $1.00 for the first 180 days and (ii) $2.00 for the remaining life of the Warrants. The Warrants may be redeemed by Purchaser for a price of $0.05 upon thirty (30) days written notice to the holders thereof. The Board of Directors of Purchaser shall have the right to (i) decrease the exercise price of the Warrants, (ii) increase the life of the Warrants in which event the exercise price may be increased or (iii) make such other changes as the Board of Directors of the Purchaser deems necessary and appropriate under the circumstances provided the changes contemplated do not violate any statutory or common law.

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               (2)  Class D Warrants:  8,000,000 Class D Eighteen Month
Warrants, giving the Warrant Holders, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of the Purchaser for a period of 547 days, from the date of issuance, at an exercise price of
(i) $2.00 for the first 365 days; (ii) $2.50 for next 90 days; and (iii) $3.00 for the remaining life of the Warrants. The Warrants may be redeemed by Purchaser for a price of $0.05 upon thirty (30) days written notice to the holders thereof. The Board of Directors of Purchaser shall have the right to
(i) decrease the exercise price of the Warrants, (ii) increase the life of the Warrants in which event the exercise price may be increased or (iii) make such other changes as the Board of Directors of the Purchaser deems necessary and appropriate under the circumstances provided the changes contemplated do not violate any statutory or common law.

               (3) Class E Warrants: 8,000,000 Class E Two Year Warrants, giving the Warrant Holders, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of the Purchaser for a period of 730 days, from the date of issuance, at an exercise price of (i) $3.00 for the first 547 days; (ii) $3.50 for next 90 days; and (iii) $4.00 for the remaining life of the Warrants. The Warrants may be redeemed by Purchaser for a price of $0.05 upon thirty (30) days written notice to the holders thereof. The Board of Directors of Purchaser shall have the right to (i) decrease the exercise price of the Warrants, (ii) increase the life of the Warrants in which event the exercise price may be increased or (iii) make such other changes as the Board of Directors of the Purchaser deems necessary and appropriate under the circumstances provided the changes contemplated do not violate any statutory or common law.

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               (4)  Class F Warrants:  8,000,000 Class F Three Year Warrants,
giving the Warrant Holders, upon the exercise of each such Warrant, the right to purchase one share of the Common Capital Stock of the Purchaser for a period of 1,095 days, from the date of issuance, at an exercise price of (i) $4.00 for the first 730 days; (ii) $5.00 for next 190 days; and (iii) $6.00 for the remaining life of the Warrants. The Warrants may be redeemed by Purchaser for a price of $0.05 upon thirty (30) days written notice to the holders thereof. The Board of Directors of Purchaser shall have the right to
(i) decrease the exercise price of the Warrants, (ii) increase the life of the Warrants in which event the exercise price may be increased or (iii) make such other changes as the Board of Directors of the Purchaser deems necessary and appropriate under the circumstances provided the changes contemplated do not violated any statutory or common law.

               (5) Form of Warrant: The proposed form of Warrant to be issued is attached hereto as Exhibit "E", and made a part hereof.

          (c) To Whom Issued: The Securities, Common Capital Stock and Warrants may be issued to (i) Administrative Claimants described in Class 1 of the Plan (ii) Unsecured Creditors of the Seller, described in Class - 3 of the Plan and to the Equity Security Holders of record of the Seller, described in Class 4 of the Plan, on February 1, 2000.

     3.3 Purchase Price Adjustment: In addition to the purchase price set forth in Section 3.2, Purchaser shall pay and deliver the following consideration in payment for the Seller's Assets:

          (a) If No Existing Public Market: If the Common Capital Stock has been quoted on the Nasdaq automated quotation system or on the OTC Bulletin Board for less than thirty (30) days prior to the Closing Date, then, no more than sixty (60) days after the Common Capital Stock becomes quoted on either the Nasdaq automated quotation system for on the OTB Bulletin Board as applicable, the Purchaser shall deliver to the Seller pro rata according to the number of shares of Common Capital Stock each such successor and/or assigns received from Seller, an Additional Purchase Price of number of shares

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of Common Capital Stock equal to 8,000,000 minus 8,000,000 divided by a fraction, the numerator of which is the average daily closing bid quotation of Nasdaq or the OTC Bulletin Board, as the case may be, for the first thirty
(30) calendar days after entry of such quotations have begun, and the denominator of which is 1.10.

          (b) If Public Market Exists: If the Common Capital Stock is listed on Nasdaq or the OTC Bulletin Board for at least thirty (30) days prior to the Closing Date, then at closing, Purchaser shall deliver to Seller an Additional Purchase Price of the number of shares of Common Capital Stock equal to 8,000,000 minus 8,000,000 divided by a fraction, the numerator of which is the average daily closing bid quotation on Nasdaq or the OTC Bulletin Board, as the case may be, for the first thirty (30) calendar days after entry of such quotations have begun, and the denominator of which is 1.10.

     3.4 Assumption of Liabilities: At the Closing, Purchaser shall execute and deliver to the Seller an undertaking wherein Purchaser will assume and agree to pay or discharge the following:

          (a) Ordinary Course Administrative Claimants Whose Claims Arise Out of the Ordinary Course of Business: All those liabilities and obligations of Seller which constitute Administrative Claims incurred by the Seller in the ordinary course of business as described in Class 1 of the Plan, except those referred to in Section 3.5;

          (b)  Administrative Claimants Who Are Professionals Pursuant to
Section 330 of the Code: All those liabilities and obligations of Seller which constitute Administrative Claims incurred by the Seller for fees expenses of professionals referred to in Section 3.4(a), including professional fees and expenses necessary and appropriate through the date of obtaining a "Final Decree" from the United States Bankruptcy Court, Middle District of Tennessee, and the fees of the United States Trustee described in Class 1 of the Plan. Purchaser shall be obligated to pay the sums of money due to Professionals whether or not the transaction contemplated hereby is consummated or not. Fees and expenses of professionals shall be paid within ten (10) business days of an Order awarding such fees and expenses incurred by such professional up through the Confirmation Date and within ten (10) business days after the receipt of an invoice from such professionals incurred after the Confirmation Date.

          (c) Certificates of Indebtedness: All those liabilities and obligations of Seller which constitute Administrative Claims incurred by the Seller pursuant to the sale of Certificates of Indebtedness, authorized by the Court, as described in Class 1 of the Plan.

          (d) Executory Contracts and Leases: All of those Executory Contracts and Leases which have been assumed by the Seller pursuant to an Order of the Court, or assumed pursuant to the provisions of the Plan and all those Executory Contracts and Leases entered into by the Seller in the ordinary course of business after the Filing Date.

          (e) Ordinary Course Obligations and Liabilities: All liabilities and obligations of the Seller arising in the ordinary course of its business from and after the Filing Date to the Closing, except those referred to in
Section 3.5;

          (f)  Obligations and Liabilities to be Performed Subsequent to
Closing: All obligations to be performed and fulfilled subsequent to the Closing by the Seller under all lawful executory contracts, agreements, leases, licenses, commitments and undertakings of Seller duly and effectively assigned to Purchaser at the Closing, other than (i) those, if any, required to be listed or described, but not listed or described, in the Schedules delivered to Purchaser pursuant to this Agreement, (ii) those, if any, entered into by Seller in violation of any provision of this Agreement, and (iii) those giving rise to liabilities of Seller which are not being assumed by Seller pursuant to Section 3.5.

          (g) Priority Tax Claims: All obligations which constitute Priority Tax Claims, described in Class 2 of the Plan including interest and penalties, if any that are not dischargeable pursuant to Section 523 of the Code.

          (h) Priority Wage Claims: All obligations which constitute Priority Tax Claims, described in Class 3 of the Plan.

     3.5 Liabilities Not Assumed: Purchaser shall not and does not assume or agree to pay and discharge, and Seller shall indemnify Purchaser against and hold it harmless from, (i) liabilities of the Seller against which it is insured or otherwise indemnified, (ii) liabilities of the Seller to its shareholders or former shareholders arising out of their relationship as such shareholders, (iii) liabilities, if any, of the Seller which involve misrepresentations or breaches of warranty by the Seller under this Agreement,

(iv) liabilities, if any, incurred by Seller as the result of any act performed, transaction entered into or state of facts suffered to exist in violation of any provision of this Agreement, (v) liabilities for any taxes, imposts or levies of any kind whatever, or expenses, interests or penalties relating thereto, including, but not limited to, any income tax or tax based upon or measured by income or gain, or any gross receipts, sales, use, excise, transfer or other tax in Section 5.9 hereof except those liabilities described in Section 5.9 of the Plan and (vii) liabilities or obligations arising out of any breach by the Seller, at any time before or after the date of this Agreement and prior to Closing, of any contract or commitment, unless and to the extent that such liabilities or obligations are reflected or reserved against in the Balance Sheet or described in the Debtor's Schedules and Statements.

     3.6 Fees and Expenses; Prorations: The Purchaser shall be responsible for (i) taxes, fees and charges of governmental agencies for or in connection with the transfer of the Seller's Assets, including, but not limited to fees and taxes in connection with the transfers of motor vehicles and other personal property. Rents, insurance premiums (if policies are transferred), and ad valorem taxes shall be prorated to the Closing Date.


                           SECTION 4. CLOSING


4. Closing: The following terms and conditions shall govern the Closing of the transactions contemplated by this Agreement:

     4.1 Place of Closing: The sale and purchase of the Seller;s Assets provided for in this Agreement as described in Section 2.1 hereof (the "Closing") shall take place at the offices of Sidney J. Diamond, A Professional Corporation, located at 3800 N. Mesa, Suite C4, El Paso, TX 79902 contemporaneously with the Effective Date, or at such other place, time and date as the parties hereto shall mutually agree upon in writing. The date that the Closing occurs is referred to herein as the Closing Date.

     4.2  Actions By Seller:   At the Closing, the Seller shall:

          (a)  Delivery of Documents Transferring Title to Purchaser:
Execute, acknowledge and deliver to Purchaser deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment with all required federal, state and local documentary and transfer stamps, if any, affixed, and containing warranties consistent with the representations and warranties contained in this Agreement, as required or desirable, in order effectively to vest in Purchaser title to the Seller's Assets to be sold hereunder; and,

          (b) Delivery of Books and Records to Purchaser: Deliver to Purchaser all files, documents, papers, agreements, formulae, books of account and other records pertaining to the business conducted by Seller other than its minute book and stock transfer ledger.

     4.3  Action by Purchaser:  At the Closing Purchaser shall:

          (a) Delivery of Purchase Price: Deliver to Seller 8,000,000 shares of Purchaser's Common Capital Stock, 8,000,000 Class C Warrants, 8,000,000 Class D Warrants, 8,000,000 Class E Warrants and 8,000,000 Class F Warrants described in Section 3.2(a) and Section 3.2(b) hereof;

          (b) Assumption of Liabilities: Execute and deliver to Seller and Seller an undertaking whereby Purchaser shall assume and agree to pay and discharge in due course the liabilities of the Seller which, pursuant to
Section 3.4, of this Agreement and the Plan, Purchaser is to assume, pay and discharge; and,

          (c)  Assumption of Obligations Under Contracts, Leases, Etc:
Execute and deliver to Seller an undertaking whereby Purchaser shall assume and agree to perform and fulfill those obligations to be performed and fulfilled subsequent to the Closing by Seller and/or Seller under the contracts, agreements, leases, licenses, commitments and undertakings of Seller which, pursuant to Section 3.4(f) Purchaser is to assume pursuant to the Plan, a Final Order of the Court or incurred in the ordinary course of business and set forth on Schedule 5.23 hereof.

     4.4 Further Assurances: At any time or from time to time on or after the Closing, Seller and/or Seller shall, at the request of Purchaser, execute and deliver or cause to be executed and delivered all such assignments, consents, documents and instruments, and take or cause to be taken all such other actions, as Purchaser may reasonably deem necessary or desirable in order to put Purchaser in actual possession and operating control of Seller's Assets, or to more fully and effectively vest in Purchaser or to confirm

Purchaser's title to and possession of Seller's Assets, or to assist Purchaser in exercising its rights with respect thereto or otherwise carry out the intent and purpose of this Agreement.


              SECTION 5. REPRESENTATIONS AND WARRANTIES BY SELLER


5.  Representations and Warranties:  Each of the schedules described in this
Section 5 is dated the date of this Agreement, identified specifically as a schedule to a particular Section, and certified by the President and Secretary of the Seller and Seller and has heretofore been delivered to Purchaser by Seller and Seller. The Seller and Seller represent and warrant to Purchaser as follows:

     5.1 Incorporation and Capital Stock of Seller: Schedule 5.1 - Incorporation and Capital Stock of Seller, sets forth the name of the jurisdiction of incorporation of the Seller, the ownership of each class of issued and outstanding capital stock of the Seller, and the incumbent officers and directors of the Seller. Except for the ownership described in Schedule
5.1 there exists no record or beneficial ownership of any other class of capital stock of the Seller. All of the issued and outstanding shares of the capital stock of the Seller are validly issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, calls commitments or agreements relating to shares of the capital stock of the Seller, except as specifically set forth in this Schedule 5.1.

     5.2 Valid Organization of Seller: Except as set forth in Schedule 5.2 Valid Organization of Seller, the Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization set forth in Schedule 5.2; (ii) is duly licensed, qualified or domesticated to do business and is in good standing under the laws of the jurisdictions specified as to it in Schedule 5.1 - Incorporation and Capital Stock of Seller, and neither the character or location of the properties owned by it nor the nature of the business conducted by it makes license or qualification under the laws of any other jurisdiction necessary; and (iii) has full power and lawful authority to carry on its business as presently conducted and to own and operate its assets, properties and business except to the extent Seller is governed by the Code and the jurisdiction of the Bankruptcy Court. The copy of the charter document of Seller and all amendments thereto (certified by the Secretary of State of its jurisdiction of organization) and of its regulations as amended to date (certified by its Secretary) which have heretofore been delivered to Purchaser are true and complete.

     5.3  No Affiliates of Seller:  Except as specifically set forth in
Schedule 5.3 - No Affiliates of Seller, the Seller does not own or control (directly or indirectly) any capital stock, bonds or other securities of, nor has any proprietary interest in, any corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise, and the Seller does not control (directly or indirectly) the management or policies of any corporation, partnership, firm, association or business organization, entity or enterprise.

     5.4  Conflicts of Interest:  Except as specifically set forth in Schedule
5.4 - Conflicts of Interest;

          (a) Employment: No shareholder, director, officer or principal executive of, or consultant to, the Seller owns, directly or indirectly, any interest in, or is a director, manager, officer or employee of, or consultant of any corporation, limited liability company, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor, supplier or customer of the Seller, or is in any way associated with or involved in the business conducted by the Seller, provided that ownership of not more than 1% of the capital stock of any corporations listed on a national securities exchange shall not be deemed to be ownership of any interest in such corporation for purposes of this Section 5.4;

          (b) Labor Union: No shareholder, director, officer or principal executive of, or consultant to, the Seller, is an official or employee of, or is otherwise connected with, any labor organization having dealings with the Seller;

          (c) Ownership Interest: No shareholder, director, officer or principal executive, or employee of, or consultant to, the Seller, owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible (including, but not limited to, any patent, trademark, servicemark, trade name, brand name, copyright, pending application for any patent, trademark, servicemark or copyright, invention, process, know-how, formula, design or trade secret), which is associated with any property, asset or right owned by the Seller or which the Seller is presently operating or using or the use of which is necessary for its business; and

          (d) Transactions with the Seller: Since December 31, 1998, no shareholder, director, officer or employee of the Seller, has, directly or indirectly, engaged in any transaction with the Seller except transactions inherent in the capacities of shareholder, director, officer, or employee.

     5.5 Financial Statements, Schedules and Statements, and Monthly Operating Reports: The Seller has delivered to Purchaser copies of the following financial statements, which financial statements are set forth in
Schedule 5.5 - Financial Statements, and which financial statements present fairly the financial position of Seller and subsidiaries, if any, at the dates indicated and the results of operations and the changes in its financial position for the periods indicated. The balance sheet as of December 31, 1999 (the "Balance Sheet Date") is referred to herein as the "Balance Sheet":

          (a) Audited Financial Statements: Balance sheet of Seller and subsidiaries, if any, in which event a "Consolidated Balance Sheet" for each of the two (2) years ended December 31, 1998, and December 31, 1999 and the related statements of earnings, shareholders' equity and changes in financial position for the years then ended, together with integral notes, schedules and reports of Brown, Armstrong, Randell & Reyes, Paulden & McCown Accountancy Corporation, to the effect that such financial statements present fairly the financial position of Seller and its subsidiaries, if any, as of the dates indicated, and the results of their operations and the changes in their financial position for the years then ended, in conformity with generally accepted accounting principles applied on a consistent basis.

          (b) Financial Position Presented: The foregoing financial statements present fairly the financial position of the Seller, and subsidiaries, if any, at the dates indicated and the results of its operations and the changes in its financial position for the periods indicated.

          (c) Schedules and Statements and Monthly Operating Reports: The Seller has delivered to Purchaser a copy of all Schedules and Statements, including amendments, on file with the Court. The Seller has delivered a copy of all Monthly Operating Reports on file with the Court. Amendments to Schedules and Statements filed with the Court subsequent to the date of this Agreement will be delivered to Purchaser with ten (10) days of the date such documents are filed with the Court. Monthly Operating Reports shall be delivered within ten (10) days of the date such Monthly Operating Reports are filed with the Court.

     5.6 Absence of Undisclosed Liabilities: Except as specifically set forth in Schedule 5.6 - Absence of Undisclosed Liabilities, Seller has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or other, whether due or to become due, and whether known or unknown, including, but not limited to, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines, and there is no basis for the assertion against the Seller of any debt, liability or obligation, except:

          (a) Reservation: To the extent set forth on or reserved against in the Balance Sheet and/or disclosed on the Seller's Schedules and Statements or described in the Seller's Plan; and,

          (b) Ordinary Course of Business: Normal and usual current liabilities incurred, and normal and usual obligations under agreements entered into, in the ordinary course of business since the Balance Sheet Date.

     5.7 Absence of Certain Changes or Events: Except as and to the extent set forth in Schedule 5.7 - Absence of Certain Changes or Events, or as otherwise provided in this Agreement, since the Balance Sheet Date, Seller has not:

          (a) Securities: The Seller has not issued, delivered or agreed to issue or deliver any its securities (whether authorized and unissued or otherwise) or granted or agreed to grant any options, warrants or other rights calling for the issue thereof;

          (b) Borrowing: The Seller has not borrowed or agreed to borrow any funds or incurred or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, or paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business or pursuant to a Final Order of the Court;

          (c) Dividends: The Seller has not declared or made, or agreed to declare or make, any payment or distributions of any dividends or assets of any kind whatsoever to its shareholders, or purchased or redeemed or agreed to purchase or redeem, any of the interest in the Seller held by shareholders of the Seller.

          (d) Ordinary Course - Transfers or Sales: Except in the ordinary course of business or as described in the Seller's Plan or pursuant to a Final

Order of the Court the Seller has not sold or transferred, or agreed to sell or transfer, any of its assets, property or rights or cancelled or agreed to cancel any debts or claims;

          (e)  Preferential Rights Granted to Third Parties to Purchase
Assets: The Seller has not, except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights;

          (f) Loss or Damage: The Seller has not suffered any losses, damage, destruction or waived any rights of value which in the aggregate are material considering the business of the Seller, taken as a whole;

          (g) Amendment or Termination of Contracts: The Seller has not, except in the ordinary course of business, or pursuant to an Order of the Court made or permitted any amendment or termination of any contract, agreement or license to which it is a party, if such amendment or termination is material considering the business of the Seller taken as a whole;

          (h) Bonuses or Special Compensation: The Seller has not, except in accordance with normal and usual practice, made any accrual or arrangement for or a payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former officer or employee;

          (i) Increase in Compensation: The Seller has not, except in accordance with normal and usual practice, increased the rate of compensation payable or to become payable by it to any of its officers, directors or key employees or made any material increase to any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for or with any such officers, directors or key employees that has or would become an obligation of the Seller;

          (j) Labor disputes: The Seller has not suffered or experienced any significant labor disputes or any material adverse change in its business, financial position, assets, liabilities, revenues or net income; or

          (k) No Material Transactions: The Seller has not entered into any material transaction other than in the ordinary course of business.

     5.8  No Brokers or Finders:  The Seller has not, except as set forth on
Schedule 5.8 - No Brokers or Finders, incurred any liability for brokerage fees, finder's fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any form of transaction contemplated hereby, and the Seller has not made any payment on account of such liability since the Balance Sheet Date.

     5.9  Taxes and Tax Returns:  Except as specifically set forth in Schedule
5.9 - Tax and Tax Returns:

          (a) Timely Filed Tax Returns: The Seller has duly and timely filed all tax returns required to be filed by it, and has paid all deficiency and assessments, notice of which has been received by it, and all other taxes, and governmental charges, received by it, and all other taxes, governmental charges, duties, penalties, interest and fines due and payable by it on or before the date of this Agreement or any such obligation has been properly treated under and will be paid pursuant to the Plan proposed by the Seller;

          (b) Audited Returns: All tax returns of the Seller have been audited by the taxing authorities and all taxes, deficiencies and assessments affecting the Seller for any year covered by any such return have been finally determined and paid or such taxing authority has been properly notified of the pending Case and any Claim filed by such taxing authority has been included and will be paid pursuant to the Plan;

          (c) Extensions: There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by the Seller of any tax, governmental charge, duty, penalty or deficiency;

          (d) Suits or Other Actions: There are no suits, actions, claims, investigations, inquires or proceedings threatened or pending against the Seller in respect of taxes, governmental charges, duties, penalties or deficiencies or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges, duties, penalties or deficiencies or assessments asserted by any such authority; and

          (e) Accrual of Tax Liability: The accruals made for taxes, governmental charges and duties on the Balance Sheet of the Seller are sufficient for the payment of all unpaid taxes, governmental charges and duties payable by the Seller attributable to all periods ended on or before the Balance Sheet Date.

          (f) Other Tax Obligations: Since the Balance Sheet Date, the Seller has not incurred, nor is there accruable, any debts, liabilities or obligations (whether absolute, contingent or otherwise, whether due or to become due and whether or not presently outstanding) on account of taxes, governmental charges or duties other than on account of the kinds of taxes, governmental charges and duties in respect of which accruals have been made on the Balance Sheet of the Seller, and there is no basis for the assertion of a claim for any such debts, liabilities or obligations against it except for the kinds of taxes, governmental charges and duties in respect of which such accruals have been made and at rates not in excess of the rates reflected in such accruals. Since the Balance Sheet Date, the Seller has made adequate provisions in its Balance Sheet for all taxes, governmental charges and duties accruable by it with respect to its operations for such period, which provisions are not in excess of an amount in the same proportion to the income before income taxes of the Seller reflected in the income statement for the year ended December 31, 1998, described in Section 5.5, hereof as it relates to obligations of the Seller after the Filing Date. The Seller has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers as it relates to obligations incurred after the Filing Date. The Seller has not filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Internal Revenue Code or has participated in or cooperated with an international boycott as defined in
Section 999(b) of the Code.

     5.10 Real Estate Owned: Schedule 5.10 - Real Estate Owned sets forth a complete description by metes and bounds or lot, block and section of each parcel of real property owned by the Seller, if any, together with a summary description of the buildings, structures and improvements thereon. The Seller has good, indefeasible and marketable title in fee simple absolute to all real property which it purports to own (including, but not limited to, that reflected on the Balance Sheet) and to the buildings, structures and improvements thereon, in each case free and clear of all security interests, liens, encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, whether or not the same render the title to such real property unmarketable, except as specifically set forth in Schedule
5.10. The Seller has all easements and rights of ingress and egress and for utilities and services necessary for all operations conducted by it. Neither the whole nor any portion of any real property owned, leased or occupied by the Seller has been condemned, requisitioned or otherwise taken by any public authority, and no such condemnation, requisition or taking is threatened or contemplated.

     5.11 Leases and Other Interests in Real Estate: Schedule 5.11 - Leases and Other Interests in Real Estate sets forth a description of the premises, buildings, structures and improvements covered by each lease of real property to which the Seller is a party, whether as lessee or lessor, a description of all other interests of the Seller in real property and a list of all contracts, agreements, concessions, leases and commitments relating to or affecting real property or any interests therein to which the Seller is a party or by which the Seller or any property of the Seller is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof. The Seller has heretofore delivered to Purchaser true and complete copies of all such contracts, agreements, concessions, leases, commitments, amendments, supplements and modifications. All such contracts, agreements, concessions, leases, commitments, amendments, supplements and modifications are legally valid and binding and in full force and effect, and there are no defaults thereunder. The Seller does not have any leasehold or other interest in real property except as reflected in Schedule 5.11. The Seller has the right to quiet enjoyment of all real property leased to it for the full term of each lease and any renewal option related thereto, and no leasehold or other interest of Seller in real property is subject to subordinate to any security interest, lien, encumbrance, mortgage, pledge, equity, charge, assessment, easement, covenant, restriction, reservation, defect in title, encroachment or other burden, whether or not the same constitutes a lien or renders the title to such real property unmarketable, except as specifically set forth in Schedule 5.11. None of the rights of the Seller under such leasehold or other interest in real property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Purchaser and/or the Seller after the Closing Date without the consent or agreement of any other party except consents and agreements specifically described in Schedule 5.11.

     5.12  Personal Property Owned:  Except as specifically set forth in
Schedule 5.12 Personal Property Owned the Seller has good, indefeasible and marketable title to all personal property which it purports to own, including, but not limited to, that reflected on the Balance Sheet (except as disposed of since the Balance Sheet Date in the ordinary course of business and without involving any misrepresentation or breach of warranty or covenant under this Agreement by the Seller), free and clear of all security interests, liens, encumbrances, pledges, defects in title, restrictions and other burdens.

     5.13 Leases and Other Interest in Personal Property: Schedule 5.13 - Leases and Other Interest in Personal Property, sets forth a list of all machinery, equipment, vehicles, vessels, aircraft and other tangible personal property covered by each lease of personal property to which the Seller is a party, whether as lessee or lessor, a description of all other interests (except ownership interests) of Seller in tangible personal property, and a list of all contracts, agreements, leases, licenses, commitments, understandings and undertakings relating to or affecting any interest intangible personal property to which Seller is a party or by which Seller or any property of the Seller is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof (each such list setting forth general categories rather than specific items in the case of routine and immaterial matters). The Seller has heretofore delivered to Purchaser true and complete copies of all such contracts, agreements, leases, licenses, commitments, understandings, undertakings, amendments, supplements and modifications. All such contracts, agreements, leases, licenses, commitments, undertakings, amendments, supplements and modifications are legally valid and binding and in full force and effect, and there are no defaults thereunder. The Seller does not purport to have any leasehold or other such interest in tangible personal property except as reflected in
Schedule 5.13. No leasehold or other interest of the Seller in tangible personal property is subject to or subordinate to any security interest, lien, encumbrance, mortgage, pledge, equity, defect in title or other burden, except as specifically set forth in Schedule 5.13. None of the rights of Seller under any such leasehold or other interest in tangible personal property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Purchaser after the Closing without the consent or agreement of any other party except consents and agreements specifically described in Schedule 5.13.

     5.14 Property in Good Operating Condition: Except as specifically set forth on Schedule 5.14 - Property in Good Operating Condition, all buildings, offices, shops and other structures and all machinery, equipment, tools, dies, fixtures, vehicles, vessels, aircraft, spare parts and other properties owned, leased or used by the Seller (whether under its control or the control of others) are in good operating condition and repair and are adequate and sufficient for all operations conducted by it.

     5.15 Ownership or Lease of Property Not in Violation: Except as specifically set forth in Schedule 5.15 - Ownership or Lease of Property Not in Violation, none of the real or personal property owned, leased, occupied or operated by the Seller or the ownership, leasing, occupancy or operation thereof, is in violation of any applicable law, code, rule, regulation, ordinance, license or permit, including, but not limited to, those relating to building, zoning, environmental matters or employee health and safety, and no notice from any governmental body or other person has been served upon the Seller or upon any property owned, leased, occupied or operated by the Seller claiming any violation of any such law, code, rule, regulation, ordinance, license or permit, or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with such property which has not been complied with. The Seller has the right to use its properties for all operations conducted by it.

     5.16 Inventory: Schedule 5.16 - Inventory, sets forth the inventory of all raw materials, work in progress and finished goods of the Seller, if any, with appropriate information as to the aging thereof, which inventory consists of items that are current and merchantable. The portions thereof consisting of finished goods are of merchantable quality and salable in the ordinary course of business at normal list prices and terms without discounts; the portions thereof consisting of goods in process are of prime quality and of a quantity usable in the production and packaging of such finished goods. All markdowns have been recorded. The values at which inventories are carried on the books and will be carried on the books as of the Closing Date reflect and will reflect the normal consistent inventory valuation method of Seller of valuing inventory at the lower of cost or market (market being defined to the lowest selling price in the industry, less costs of packing, shipping, warehousing, commissions and trade discounts), all in accordance with generally accepted accounting principles.

     5.17 Notes and Accounts Receivables: Schedule 5.17 - Notes and Accounts Receivable, is a list of true and complete notes and accounts receivables of the Seller, as of a date no more than 10 days prior to the date of this Agreement, aged at 30, 60 and 90 days and over 90 days. All notes and accounts receivable of the Seller reflected on the Balance Sheet, and as incurred in the normal course of business since the Balance Sheet Date, were and are valid obligations and collectible in the normal course of business except to the extent of the reserve for doubtful accounts shown on the Balance Sheet; and the Seller has not since the Balance Sheet changed its normal credit and collection practices.

     5.18  Patents:  Schedules 5.18 - Patents, sets forth:

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
          (a) Part I - Patents Owned: Schedule 5.18 - Part I - Patents Owned sets forth a list of all United States and foreign patents and patent applications, which are owned or controlled (in the sense of having the right to license others) by the Seller;

          (b)  Part II - Patents Leased or Otherwise Held:  Schedule 5.18 -
Part II - Patents Leased or Otherwise Held, sets forth a list of all United States and foreign patents and patent applications under which the Seller holds any right, license, or interest apart from the patent property set forth in Schedule 5.18 - Part I and a description of the nature of such rights, license or interest in each instance; and

          (c)  Part III - Agreements Relating to Patents:  Schedule 5.18 -
Part III - Agreements Relating to Patents, sets forth a list of all agreements, commitments, contracts, understanding, licenses, assignments, indemnities and the like (whether written or oral, express or implied) which relate or in any way refer or pertain to: (i) Any of the U.S. or foreign patents and patent applications referred to in Part I or Part II of Schedule 5.18; (ii) Any inventions, processes, know-how, formulae, designs, trade secrets, proprietary or confidential information or the like which are:

               (1) Owned and Controlled: Owned or controlled (in the sense of having the right to grant licenses to others), by the Seller, or

               (2) Licensed: Licensed to or otherwise made available to the Seller, or

               (3) Utilized: Now utilized or have previously been utilized in conjunction with the business of the Seller.

          (d)  Valid and in Force:  All patents set forth in Schedule 5.18 -
Part I are valid and in force and all patent applications set forth therein are pending and in good standing, all without challenge of any kind, and the Seller owns the entire right, title and interest in and to the patents and patent applications which it purports to own or control without qualification, limitation, burden or encumbrance of any kind.

          (e) Ownership and Copies Furnished: A true and complete copy has heretofore been furnished to Purchaser of all of the aforesaid patents and patent applications, and all of the aforesaid agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like as are in writing. Schedule 5.18 - Part III, sets forth a description of all such agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether express or implied) as are not entirely in writing. For the conduct of the business of the Seller as now conducted and the continuation of such business hereafter, no right, license, consent, permission or the like is or will be required with respect to any patent or patent application in any country other than the patent property referred to in Schedule 5.18 - Part II; nor is any right, license, permission, consent or the like now or hereafter required for such purposes in respect of any inventions, processes, know how, formulae, designs, trade secrets, proprietary or confidential information or the like other than as set forth in
Schedule 5.18 - Part III. No infringement of any United States or foreign patent or patent right has occurred or results from or is in any way involved in connection with the operations of the Seller, the use by the Seller of its equipment, or manufacturing process, the manufacture, performance, sale and/or use by the Seller of its products and services, the receipt or use of the Seller's products and services by its customers for the purposes for which sold, or the promotion and advertising by the Seller of its products and services. No claim or threat of patent infringement has been made or implied in respect of any of the foregoing matters and there is no patent or patent application anywhere which poses or may pose an infringement question or issue in any such regard. None of the patents or patent applications referred to in either Schedule 5.18 - Part I or Schedule 5.18 - Part II are involved in an interference, conflict or opposition proceeding and there has been no threat or other indication that any such proceeding will hereafter be declared or commenced. The Seller does not have any information or other reason to know or suspect that any such proceeding will hereafter be declared or commenced or that the Seller has or will have any basis for provoking or initiating an interference, conflict or opposition proceeding with respect to patent property held by others elsewhere. The Seller does not have any information or other reason to know or suspect that any of the patents or patent applications listed in Schedule 5.18 - Part I or Schedule 5.18 - Part II have been, are being, or will be infringed by others; nor does the Seller have any kind, and the Seller owns the entire right, title and interest in and to the patents and patent applications which it purports to own or control without qualification, limitation, burden or encumbrance of any kind.

A true and complete copy has heretofore been furnished to Purchaser of all of the aforesaid patents and patent applications, and all of the aforesaid agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like as are in writing. Part III of Schedule 5.18 sets forth a description of all such agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether express or implied) as are not entirely in writing. For the conduct of the business of the Seller as now conducted and the continuation of such business hereafter, no right, license, consent, permission or the like is or will be required with respect to any patent or patent application in any country other than the patent property referred to in Part II of Schedule 5.18; nor is any right, license, permission, consent or the like now or hereafter required for such purposes in respect of any inventions, processes, know how, formulae, designs, trade secrets, proprietary or confidential information or the like other than as set forth in Part III of Schedule 5.18. No infringement of any U.S. or foreign patent or patent right has occurred or results from or is in any way involved in connection with the operations of the Seller, the use by the Seller of its equipment, or manufacturing process, the manufacture, performance, sale and/or use by the Seller of its products and services, the receipt or use of the Seller's products and services by its customers for the purposes for which sold, or the promotion and advertising by the Seller of its products and services. No claim or threat of patent infringement has been made or implied in respect of any of the foregoing matters and there is no patent or patent application anywhere which poses or may pose an infringement question or issue in any such regard. None of the patents or patent applications referred to in Part I of Schedule 5.18 or Part II of Schedule
5.18 are involved in an interference, conflict or opposition proceeding and there has been no threat or other indication that any such proceeding will hereafter be declared or commenced. The Seller does not have any information or other reason to know or suspect that any such proceeding will hereafter be declared or commenced or that the Seller has or will have any basis for provoking or initiating an interference, conflict or opposition proceeding with respect to patent property held by others elsewhere. The Seller does not have any information or other reason to know or suspect that any of the patents or patent applications listed in Part I of Schedule 5.18 or Part II of
Schedule 5.18 have been, are being, or will be infringed by others; nor does the Seller have any information or other reason to know or suspect that any person, firm, corporation, partnership, association or business organization, entity or enterprise has sought, is seeking, or will seek to obtain patent coverage on any invention or development used in the conduct of the business of the Seller or which is the subject of any of the patents and patent applications listed in Part I of Schedule 5.18 or Part II of Schedule
5.18 apart from the patentee(s) and applicant(s) currently referred to in such patents and patent applications. All of the agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like listed or described in Part III of Schedule 5.18 are legally valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Seller thereunder will be enforceable by Purchaser after the Closing without the consent or agreement of any other party except consents and agreements specifically listed in Part III of Schedule 5.18.

     5.19 Proprietary Names: As used in this Section 5.19, the term "Proprietary Names" means and includes any and all trademarks, servicemarks, trade names, brand names and the like, whether registered or unregistered.
Schedule 5.19 - Proprietary Names sets forth:

           (a) Proprietary Names Owned or Controlled Schedule 5.19 - Part I - Proprietary Names Owned or Controlled sets forth a list of all Proprietary Names and all copyright applications and registrations which are owned or controlled (in the sense of having the right to license others) by the Seller and of all registrations and applications for registration of such Proprietary Names in all countries of the world;

            (b) Use of Proprietary Names: Schedule 5.19 - Part II - Use of Proprietary Names, sets forth a list of all Proprietary Names, both registered and unregistered, and copyright registrations and applications which the Seller uses in the conduct of its business or under which the Seller holds any right, license or interest apart from the Proprietary Names and copyright registrations and applications set forth in Schedule 5.19 - Part I and a description of the nature of such right, license or interest in each instance; and

            (c) Agreements Relating to Proprietary Names: Schedule 5.19 - art III - Agreements Relating to Proprietary Names, sets forth a list of all agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether written or oral, express or implied) which relate or in any way refer or pertain to any of the Proprietary Names, copyrights, registrations, and applications referred to in Schedule 5.19 -
Part I and Schedule 5.21 - Part II.

            (d)  Registration of Proprietary Names and Copyrights Valid and in
Force: All registrations for the Proprietary Names and copyrights set forth in Schedule 5.19 - Part I are valid and in force and all applications for such registrations are pending and in good standing, all without challenge of any kind, and the Seller owns the entire right, title and interest in and to the Proprietary Names (as well as all registrations and applications for registration of such Proprietary Names) and copyright registrations and applications which it purports to own or control without qualification, limitation, burden or encumbrance of any kind.

            (e) Copies of Agreements Relating To Proprietary Names: A true and complete copy has heretofore been furnished to Purchaser of all of the aforesaid Proprietary Names and copyright applications and registrations and all of the aforesaid agreements, contracts, commitments, understandings, licenses, assignments, indemnities and the like as are in writing. Schedule
5.19 - Part III sets forth a description of all such agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether express or implied) as are not entirely in writing. For the conduct of the business of the Seller as now conducted and the continuation of such business hereafter, no right, license, consent, permission or the like is or will be required with respect to any Proprietary Name or copyright in any country other than the Proprietary Names and copyrights referred to in
Schedule 5.19 - Part I and Schedule 5.19 - Part II. No infringement of any Proprietary Name or registration thereof or of any copyright has occurred or results from or is in any way involved in connection with the operations of the Seller, the manufacture, labelling and sale by the Seller of its products, the performance and designation by the Seller of its services, the receipt or use of the Seller's products and services by its customers for the purposes for which sold, the promotion and advertising by the Seller of its products and services, or any publication of the Seller. No claim or threat of Proprietary Name or copyright infringement has been made or implied in respect of any of the foregoing matters and there is no Proprietary Name or copyright anywhere which poses or may pose an infringement question or issue in any such regard. None of the Proprietary Names or registrations or applications to register such Proprietary Names referred to in Schedule 5.19 - Part I and
Schedule 5.19 - Part II are involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and there has been no threat or other indication that any such proceeding will hereafter be declared or commenced. The Seller does not have any information or other reason to know or suspect that any such proceeding will hereafter be declared of commenced or that the Seller has or will have any basis for provoking or initiating an opposition, cancellation, nullification, interference, conflict or concurrent use proceeding with respect to any Proprietary Name held or used by others anywhere. The Seller does not have any information or other reason to know or suspect that any of the Proprietary Names or copyrights listed in
Schedule 5.19 - Part I and Schedule 5.19 - Part II have been, are being, or will be infringed by others; nor does the Seller have any information or other reason to know or suspect that any person, firm, corporation, partnership, association or business organization, entity or enterprise has used or registered, is seeking to use or register, or will seek to use or register any of the Proprietary Names or copyrights listed in Schedule 5.19 - Part I and
Schedule 5.19 - Part II. All of the agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like listed or described in Schedule 5.19 - Part III are legally valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Seller thereunder will be enforceable by Purchaser after the Closing without the consent or agreement of any other party except consents and agreements specifically listed in Schedule 5.19 - Part III.

     5.20  Licenses:  Schedules 5.20 - Licenses, sets forth:

           (a) Part I - Licenses Owned: Schedule 5.20 - Part I - Licenses Owned sets forth a list of all United States and foreign licenses which are owned or controlled (in the sense of having the right to license others) by the Seller;

           (b)  Part II - Licenses Leased or Otherwise Held:  Schedule 5.20 -
Part II - Licenses Leased or Otherwise Held, sets forth a list of all United States and foreign licenses under which the Seller holds any right, or interest apart from those set forth in Schedule 5.20 - Part I and a description of the nature of such rights, license or interest in each instance; and

           (c)  Part III - Agreements Relating to Licenses:  Schedule 5.20 -
Part III - Agreements Relating to Patents, sets forth a list of all agreements, commitments, contracts, understanding, licenses, assignments, indemnities and the like (whether written or oral, express or implied) which relate or in any way refer or pertain to any of the United States or foreign license referred to in Part I of Schedule 5.20 or Part II of Schedule 5.20:

                (1) Owned and Controlled: Owned or controlled (in the sense of having the right to grant licenses to others, by the Seller, or
                (2) Licensed: Licensed to or otherwise made available to the Seller, or

                (3) Utilized: Now utilized or have previously been utilized in conjunction with the business of the Seller.

           (d)  Valid and in Force:  All licenses set forth in Schedule 5.20 -
Part I are valid and in force and all license applications set forth therein are pending and in good standing, all without challenge of any kind, and the Seller owns the entire right, title and interest in and to the licenses and license applications which it purports to own or control without qualification, limitation, burden or encumbrance of any kind.

           (e) Ownership and Copies Furnished: A true and complete copy has heretofore been furnished to Purchaser of all of the aforesaid licenses and license applications, and all of the aforesaid agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like as are in writing. Schedule 5.20 - Part III, sets forth a description of all such agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether express or implied) as are not entirely in writing. For the conduct of the business of the Seller as now conducted and the continuation of such business hereafter, no right, license, consent, permission or the like is or will be required with respect to any license in any country other than the license property referred to in Schedule 5.20 -
Part II.

                A true and complete copy has heretofore been furnished to Purchaser of all of the aforesaid licenses, and all of the aforesaid agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like as are in writing. Part III of Schedule 5.20 sets forth a description of all such agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like (whether express or implied) as are not entirely in writing. For the conduct of the business of the Seller as now conducted and the continuation of such business hereafter, no right, license, consent, permission or the like is or will be required with respect to any license in any country other than the license referred to in Part II of Schedule 5.20. All of the agreements, commitments, contracts, understandings, licenses, assignments, indemnities and the like listed or described in Part III of Schedule 5.20 are legally valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Seller thereunder will be enforceable by Purchaser after the Closing without the consent or agreement of any other party except consents and agreements specifically listed in Part III of Schedule 5.20.

     5.21  No Adverse Developments:  Except as specifically set forth in
Schedule 5.21 - No Adverse Developments, there are no new developments in any business conducted by the Seller, nor any new or improved materials, products, processes or services useful in connection with the business, as presently conducted, of the Seller or its customers or suppliers, which may adversely affect the properties, assets, business or prospects of the Seller.

     5.22  No Agreements Concerning Inventions, Trade Secrets or Competition:
Except as specifically set forth in Schedule 5.22 - No Agreements Concerning Inventions, Trade Secrets or Competition, no officer, director, or employee of the Seller has entered into any agreement which is now in effect with any person, corporation, partnership, firm, association or business organization, entity or enterprise (other than such Seller) requiring such person to assign any interest in any inventions or trade secrets or to keep confidential any trade secrets or containing any prohibition or restriction of competition or solicitation of customers.

     5.23 List of Contracts: Schedule 5.23 - List of Contracts, lists specifically each of the following contracts, agreements, commitments other documents to which the Seller is a party or by which the Seller or any of the properties or assets of the Seller is in anyway affected or bound:

           (a) Sales or Purchase Contracts: Each contract, agreement or commitment in respect of the sale of products or the performance of services, or for the purchase of inventories, equipment, raw materials, supplies, services or utilities, other than any contract, agreement or commitment which involves payments or receipts by the Seller of less than $1,000.00 and is either terminable by the Seller without penalty or to be fully performed within three (3) months from the date of this Agreement.

            (b) Agreements Relating to Sales, Agency, Distributorship: Each sales, agency, distributorship or brokerage agreement or franchise.

            (c) Agreements Relating To Employment: Each collective bargaining, union, employment, non-competition or secrecy agreement.

            (d)Financing Agreements: Each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness.

            (e) Operating Agreements: Each partnership, joint venture, joint operating or similar agreement.

            (f) Other Agreements: Each contract, agreement or commitment (other than those of the types covered by subsections (a) through (e), inclusive, of this Section or Sections 5.12, 5.13, 5.18, 5.19, 5.20, 5.24,
5.31 or 5.32, which (i) involves payments or receipts by the Seller of $1,000.00 or more, or (ii) is not terminable by the Seller without penalty or not to be fully performed within three (3) months from the date hereof, or
(iii) otherwise materially affects the condition (financial or otherwise), properties, assets, businesses or prospects of the Seller.

            (g) Valid and Binding: All of such contracts, agreements and commitments are legally valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Seller thereunder will be impaired by the consummation of the transaction contemplated by this Agreement, and all of the rights of the Seller thereunder will be enforceable by Purchaser and/or the Seller after the Closing without the consent or agreement of any other party except consents and agreements specifically listed. Copies of all documents described in Schedule 5.23 have heretofore been delivered to Purchaser by the Seller and are true and complete and include all amendments and supplements thereto and modifications thereof.

     5.24 List of Major Documents: Schedule 5.24 - List of Major Documents lists specifically each of the following described documents, and the copies thereof heretofore delivered to the Purchaser by the Seller are true and complete and include all amendments and supplements thereto and modifications thereof:

           (a) Issuance of Securities: Each contract, agreement, arrangement or commitment entered into after December 31, 1998, whether or not fully performed, in respect of the issuance of any securities of the Seller.

           (b) Acquisition or Disposition of Assets: Each contract, agreement, arrangement or commitment entered into after December 31, 1998, whether or not fully performed, pursuant to which the Seller has acquired or disposed of any substantial portion of its business or assets.

           (c) Contracts with Shareholders: Each contract, agreement, arrangement or commitment presently in effect or entered into after December 31, 1998 whether or not fully performed, by the Seller with any shareholder.

           (d) Information Requested By Governmental Units: Each inspection report, questionnaire, inquiry, demand or request for information received after December 31, 1998 by the Seller from (and each response of Seller thereto), and each statement, report or other document filed after December 31, 1998, by the Seller with, any federal, state or local governmental body or administrative agency (including, but not limited to, the Securities and Exchange Commission, Federal Communications Commission, Federal Trade Commission, Department of Justice, Department of Labor, National Labor Relations Board, Interstate Commerce Commission and equal employment opportunity, health and environmental agencies), or any stock exchange, other than any request for information received from the Internal Revenue Service in connection with its audit of federal income tax returns or routine questionnaires and requests for information received generally by shareholders of the industries in which the Seller operates.

           (e) Tax Returns: The federal, state and local income and other tax returns of the Seller (including, but not limited to, foreign tax returns of the Seller) for the two years ended December 31 beginning with the calendar year 1997.

           (f) Reports by Auditors: Each audit report or other formal report submitted to the Seller after December 31, 1998 by independent accountants in connection with any annual or interim audit of the books of the Seller or by any taxing authority in connection with the audit of any tax return of the Seller.

           (g) Information Requested by Third Parties: Each market survey, management study, engineering report or other special report or study concerning the business or assets of the Seller submitted to the Seller after December 31, 1998 by any independent business, marketing, engineering or other consultant.

           (h) Statements Concerning Conflicts of Interest, Etc.: Each statement (including, but not limited to, completed questionnaires) concerning conflicts of interest, commercial bribery or improper payments received after December 31, 1998 by the Seller from any of its directors, officers or employees.

           (i) Shareholder Reports: Each formal report of the Seller submitted to its shareholders after December 31, 1998.

     5.25 No Default: Except as specifically set forth on Schedule 5.25 - No Default, the Seller is not, nor is it alleged to be, in default under, or in breach of any term or provision of, any contract, agreement, lease, license, commitment, instrument or fiduciary or other obligation. No other party to any contract, agreement, lease, license, commitment, instrument or fiduciary or other obligation to which the Seller is a party, is in default thereunder, or in breach of any term or provision thereof. There exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or fiduciary or other obligation.

     5.26 Litigation: Except as specifically set forth in Schedule 5.26 - Litigation, there is (i) no suit, action or claim, (ii) no investigation or inquiry by any administrative agency or governmental body, and (iii) no legal, administrative or arbitration proceeding pending or threatened against any officer, director, shareholder, employee or the Seller or any of the properties, assets, business or prospects of the Seller or to which an officer, director, shareholder, employee or the Seller is or might become a party, and there is no basis or grounds for any such suit, action, claim, investigation, inquiry or proceeding, except as specifically set forth in
Schedule 5.26. Schedule 5.26 also specifies each suit, action, claim, investigation, inquiry or proceeding of a type referred to in this Section pending at any time since December 31, 1998. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting the Seller or any of the shareholders' equity, properties, assets, business or prospects of the Seller except as specified in Schedule 5.26.

     5.27 Compliance with Applicable Law: Except as specifically set forth in Schedule 5.27 - Compliance with Applicable Law, the Seller has all governmental leases, licenses and permits necessary to conduct its business to operate its properties and assets, and such leases, licenses and permits are in full force and effect. No violations exist or have been recorded in respect of any governmental lease, license or permit of the Seller. No proceeding is pending or threatened looking toward the revocation or limitation of any such governmental lease, license or permit and there is no basis or grounds for any such revocation or limitation. The Seller has complied with all laws, rules, regulations, ordinances, codes, orders, licenses and permits relating to any of its properties or applicable to its business.

     5.28 Labor Matters: Except as specifically set forth in Schedule 5.28 - Labor Matters, since December 31, 1998 there has not been any matter under discussion with any labor union (other than routine procedures for the resolution of grievances which have not been material in any one case or in the aggregate) or any strike, work stoppage or labor trouble relating to employees of the Seller.

     5.29  Suppliers and Customers:  Except as specifically set forth in
Schedule 5.29 - Suppliers and Customers, since December 31, 1998 there has not been any change in the relationship or course of dealing between the Seller and any of its suppliers or customers which has had or could have an adverse effect on the business or prospects of the Seller.

     5.30 Compensation: Schedule 5.30 - Compensation, sets forth (a) the name and the current annual salary and other compensation or the rate of compensation payable by the Seller to each employee of the Seller whose current total annual compensation or estimated compensation from the Seller (including, but not limited to, normal bonus, profit sharing and other extra compensation) is $30,000.00 or more, each director, each officer and each employee of the Seller, and the profit sharing, bonus or other form of extra compensation paid or payable by the Seller to or for the benefit of each such person for each of the three calendar years ended December 31, 1997 forward,
(b) any increase, since December 31, 1997, the total compensation or in the rate of total compensation payable or to become payable by the Seller to each such person (c} any general increase, since December 31, 1997, in the total compensation or rate of total compensation payable or to become payable by the Seller to its salaried employees other than those specified in clause (a) of this Section or to its hourly employees ("General Increase") for purposes of this Section means any increase generally applicable to a class or group of employees and not including increases granted to individual employees for merit, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), and (d) all presently outstanding loans and advances (other than routine travel advances repaid or formally accounted for within 60 days and routine vacation advances) made by the Seller to any director, officer or employee of the Seller, and each such loan or advance made since December 31, 1998 and the current status thereof, whether or not presently outstanding.

     5.31 Bank Accounts: Schedule 5.31 - Bank Accounts, sets forth; (a) the name of each bank, savings or thrift institutions in which the Seller has an account lock box or safe deposit box, the identifying number of each such account, lock box or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Seller and a summary of the terms thereof.

     5.32 Insurance: Schedule 5.32 - Insurance sets forth a description of each insurance policy (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, the expiration date, the annual premium and any pending claims thereunder) maintained by the Seller on its properties, assets, business or personnel. The Seller has delivered to Purchaser true and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Seller or the conduct of its business.
The Seller is not in default with respect to any provision contained in any insurance policy, and the Seller has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. The insurance maintained by the Seller on its properties, assets, business and personnel is adequate in accordance with the standards of the industries in which the Seller operates.

     5.33 Anticipated Capital Expenditures: Schedule 5.33 - Anticipated Capital Expenditures sets forth for calendar years 2000 through and including 2005 the anticipated expenditures for capital improvements to each Seller's facilities (and for the continuing operation and maintenance thereof) necessary or appropriate for the continuation of the business of the Seller as presently conducted, in respect of compliance with federal, state and local laws, regulations, ordinances or standards in effect as of the date of this Agreement or presently scheduled to become effective after the date of this Agreement relating to (a) employee occupational safety and health, (b) effluent or air emission treatment or control, or (c) otherwise related to preservation or protection of health or the environment.

     5.34  No Sensitive Payments:  Except as specifically set forth in
Schedule 5.34 - No Sensitive Payments, neither the Seller nor any officer, director, employee, agent or other representative of the Seller, acting on behalf of the Seller or any other business organization, entity or enterprise with which the Seller is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any person or (b) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any national, state, county, city or other political subdivision or governmental instrumentality.

     5.35 Conflicts with other Instruments or Proceedings: Except as specifically set forth in Schedule 5.35 - Conflicts with other Instruments or Proceedings, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the charter documents or the by-laws of the Seller, or any contract, agreement, commitment, indenture, mortgage, pledge agreement, note, bond, license or other instrument or obligation to which the Seller or any officer, director or shareholder is now a party or by which the Seller or any officer, director or shareholder or any of the properties or assets of the Seller may be bound or affected, or (b) violate any law, or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body.

     5.36  Authorizations:  Except as specifically set forth on Schedule 5.36
- Authorization the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly authorized by the directors of the Seller subject to approval by its shareholders. The Seller has delivered to Purchaser a copy, certified by its Secretary of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby. Upon approval by the Court and confirmation of the Plan, this Agreement and the consummation of the transactions contemplated herein will have been duly and validly authorized by all necessary corporate action on the part of the Seller, and this Agreement (upon execution and delivery as provided herein will be binding upon and enforceable against the Seller in accordance with its terms.

     5.37 Disclosure: Except as specifically set forth in Schedule 5.37 - Disclosure no representation or warranty by the Seller in this Agreement or any statement, certificate or schedule furnished or to be furnished to pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     5.38 Seller's Disclosure Statement: The Purchaser has received copies of the Seller's Disclosure Statement, as it may have been amended or modified. The Purchaser has received all additional information it may have requested. The Purchaser has made such investigation, made such inquiries, and has completed such other inquiries as its directors and officers may have deemed necessary and appropriate under the circumstances.


                SECTION 6.  COVENANTS OF Seller PENDING CLOSING

6. Covenants Of Seller Pending The Closing: The Seller covenants that between the date of this Agreement and the Closing, except with the written consents of Purchaser (which shall not be unreasonably withheld):


     6.1 Operation in Usual Manner: From and after the execution and delivery of this Agreement and until the Closing, the Seller will (i) continue to conduct its business in its usual manner, and preserve its goodwill with suppliers, customers, brokers and others having business relations with it, and to engage in any activity of transaction or sell or otherwise dispose of any material asset or incur any obligation except in the ordinary course of business; (ii) use its best efforts to preserve its business organization intact and retain the services of its key officers, employees and sales representatives; (iii) maintain its patents, trademarks, trade secrets, licenses, plants and equipment and keep its books of account, records and files in the same manner as heretofore; (iv) make no change in the banking or safe deposit arrangements reflected in Schedule 5.31, without written notice to Purchaser; and (v) maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance now in effect.

     6.2 Capitalization: Except as contemplated by this Agreement, the Seller will not (i) change its capital structure by reclassification, subdivision, reorganization or otherwise; or (ii) issue any securities convertible into its equity or options or other commitments of rights to acquire its equity.

     6.3 Action Concerning Subsidiaries: Seller will continue to be the sole shareholder of all of its subsidiaries, if any, and, subject to the terms of this Agreement, the Seller, acting as sole shareholder, will take all action necessary or advisable as such in connection with and to carry out and effectuate the Closing and consummation of this Agreement.

     6.4 Reports: The Seller will furnish to Purchaser a true and complete copy of each report or statement filed by Seller with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities And Exchange Act of 1934, as amended, if any.

     6.5 Merger or Other Transactions: The Seller will not merge or consolidate with any other corporation or business organization, sell or lease all or substantial by all of its assets and business, acquire all or substantially all of the stock or business or assets of any other person, corporation or business organization, or agree to do any of the foregoing.

     6.6 Articles of Incorporation and Regulations: The Seller will not amend its Articles of Incorporation or Bylaws except as may be required to effectuate the transaction contemplated herein.

     6.7 Access and Information: The Seller will give Purchaser's representatives full access, during normal business hours and upon reasonable notice, to all of Seller's assets, properties, books, records, agreements and commitments, and furnish such representatives during such period will all such information concerning Seller as Purchaser may reasonable request, provided, however, that any furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations and warranties made by the Seller in this Agreement, and provided further, that Purchaser will hold in strict confidence all documents and information concerning the Seller so furnished, and if the transaction contemplated by this Agreement shall not be consummated, such confidence shall be maintained and all such documents shall immediately thereafter be returned to the Seller.

     6.8 Distributions: Seller will not declare or make any payment or distribution to the shareholders of the Seller.

     6.9 Representations and Warranties: The Seller agrees that, from the date of this Agreement to the Closing Date, except as otherwise expressly permitted by this Agreement or as Purchaser may otherwise consent to in writing from time to time, the Seller will not engage in any activity or enter into any transaction which would be inconsistent in any respect with any of the representations and warranties set forth in Section 5 of this Agreement as if such representations and warranties were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date.

     6.20 Best Efforts: The Seller will use its best efforts to take all necessary action and to obtain all consents, approvals and amendments or agreements required of them to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified in Section 6 hereof.


                      SECTION 7.   COURT APPROVAL


7. Court Approval: This Agreement is subject in all respect to the confirmation of the Seller's Plan and the Confirmation Order having become final and non-appealable and such other approval and conditions as may be imposed upon this Agreement by either the Court, the Code or both.


         SECTION 8.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS


8. Conditions Precedent to Purchaser's Obligations: All obligations of Purchaser under this Agreement are, except to the extent waived in writing by Purchaser, subject to the Purchaser's satisfaction at or before the Closing of all of the following conditions:

     8.1 Representations and Warranties True at Closing: The representations and warranties of the Seller contained in this Agreement shall be true at the time of Closing as though such representations and warranties were made at such time.

     8.2 Performance: The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by prior to or at the Closing.

     8.3 No Adverse Change: Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, business or operations, financial or otherwise, of the Seller from the Balance Sheet Date to the Closing Date.

     8.4 Certificate: The Seller shall have delivered to Purchaser a certificate of its President and Treasurer, dated the Closing Date, certifying in such detail as Purchaser may request to the fulfillment of the conditions specified in Sections 8.1, 8.2, and 8.3 hereof.

     8.5 Consent: The Seller shall have obtained valid consent of all other parties to contracts to which the Seller is a party, or by which the Seller is bound, which by their terms require such consent in connection with the consummation of the transactions contemplated hereby, and Purchaser shall have reached arrangements reasonably satisfactory in all respects to Purchaser concerning amendments and waivers to loan agreements to which the Seller is a party.

     8.6 Litigation: On the Closing Date, there will not be any pending or threaten litigation in any court, or any proceedings by or before any governmental commission, board, agency, or other instrumentality with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or significant damages in connection with the transactions contemplated by this Agreement, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

     8.7 No Casualty: The business and property of the Seller shall not have been adversely affected in any material way as a result of any strikes, lock-out, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding.

     8.8 Satisfaction with Review: Purchaser shall in its sole discretion be satisfied with its due diligence review of the Purchased Assets and the Business. Such due diligence review will be completed by Purchaser no later than the date scheduled by the Bankruptcy Court for a final confirmation hearing of the Seller's Plan Of Reorganization.

     8.9 Proceedings Satisfactory: All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and such counsel shall have received copies of all such documents (executed or certified, as may be appropriate) as Purchaser and such counsel may reasonably request in connection with said transactions.

     8.10 Necessary Corporate Actions Have Been Taken: The shareholders of Purchaser shall have taken all necessary corporate action to amend the Purchaser's Articles of Incorporation to authorize sufficient additional shares of Common Capital Stock to permit the issuance of all shares to be issued under the Agreement and the reservation of sufficient shares to satisfy Purchaser's obligations to issue the maximum shares issuable pursuant to the exercise of warrants to be issued under the Agreement, and such Articles of Amendment have been duly filed with the Secretary of State of Alabama.


          SECTION 9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS


9.  Conditions Precedent To Seller's Obligations:  All obligations of
Seller under this Agreement are, except to the extent waived in writing by Seller, subject to the Seller's satisfaction at or before the Closing Date of all of the following conditions:

     9.1 Confirmation of the Seller's Plan: The Plan in substantially its present form having been Confirmed by the Court and such Confirmation Order having become final and non-appealable.

     9.2 Public Market: The Purchaser shall, prior to closing, be listed for quotation on either (i) NASDQ; (ii) OTC Bulletin Board; or (iii) the Pink Sheets.

     9.3 Necessary Corporate Actions Have Been Taken: The shareholders of Purchaser shall have taken all necessary corporate action to amend the Purchaser's Articles of Incorporation to authorize sufficient additional shares of Common Capital Stock to permit the issuance of all shares to be issued under the Agreement and the reservation of sufficient shares to satisfy Purchaser's obligations to issue the maximum shares issuable pursuant to the exercise of warrants to be issued under the Agreement, and such Articles of Amendment have been duly filed with the Secretary of State of Alabama.


                 SECTION 10.  REGISTRATION OF SECURITIES


10.  Registration of Securities:  The Securities issued pursuant to this
Section 4 have not been registered under the Securities Laws or any applicable Blue Sky Law and are being issued to the Seller pursuant to Section 1145 of the Code and/or pursuant to one or more exemptions from the Securities Laws and any applicable Blue Sky Law. The Purchaser is not obligated to register the Securities issued to the Seller.

               SECTION 11.   RECEIPT OF PURCHASER'S PLAN
                       AND DISCLOSURE STATEMENT


11. Receipt of Disclosure Statement and Other Material: The Purchaser acknowledges that it has received a copy of the Seller's Disclosure Statement and Seller's Plan of Reorganization, as amended and modified and represents to Purchaser that it has made such other and further investigation and inquiries as it deemed reasonably necessary under the circumstances concerning the Assets to be purchased by it.


                      SECTION 12.  INDEMNIFICATION


12. Indemnification: The following terms and conditions shall apply to indemnification:

     12.1 Indemnification by Seller: Seller agrees to indemnify and hold harmless Purchaser and their respective officers, directors, employees and consultants against and in respect of:

           (a) Obligations Not Assumed: All liabilities and obligations of, or claims against, the Seller not expressly assumed by the Seller pursuant to
Section 3.5;

           (b) Litigation: All liabilities, costs and expenses (including reasonable attorney's fees) arising from or growing out of the litigation and other proceedings referred to in Section 5.26 hereof and any other litigation or proceedings pending or threatened against the Seller on the Closing Date;

           (c) Past Due Notes or Accounts Receivable: Any nonpayment, 90 days after demand therefor, of any of the Seller's outstanding accounts or notes receivable on the Closing Date, but only to the extend that the aggregate amount of such nonpayment shall exceed the reserve for doubtful accounts set forth in the Balance Sheet.

           (d) Judgments: All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

           (e) Payment: The Seller shall reimburse Purchaser on demand, for any payment made by Seller at any time after the date hereof, or by Seller at any time after the Closing, in respect of any liability, obligation or claim to which the foregoing indemnity relates.

     12.2 Third Party Suits: If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against, Purchaser and/or the Seller in respect of which Purchaser and or the Seller proposes to demand indemnification under this Section 12, the Seller (the "Indemnitor") shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of, subject to the right of Purchaser and/or the Seller to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement thereof, including at its own expense employment of counsel satisfactory to Purchaser and/or the Seller; and in connection therewith Purchaser and/or the Seller shall cooperate fully to make available to the Indemnitor all pertinent information under its control. If Purchaser and/or the Seller shall, at its sole option, deem it necessary or desirable in the conduct of its business to compromise or settle any claim, demand, action, suit or other proceeding without first notifying the Indemnitor as provided hereunder or obtaining its consent, Purchaser and/or the Seller may so proceed without notification to or consent of the Indemnitor; provided, however, that in such event there shall not be any liability of the Indemnitor hereunder for any loss, liability, cost or expense relating to or arising from the claim, demand, action, suit or other proceeding so settled or compromised.


                 SECTION 13.  SURVIVAL OF REPRESENTATIONS



13. Survival Of Representations: All statements contained in any certificate, schedule or other instrument delivered by or on behalf of the Seller shall be deemed representations and warranties by the Seller hereunder. All representations, warranties and agreements made by the Seller in this Agreement, or pursuant hereto, except as otherwise expressly stated, shall survive the Closing and any investigation at any time made by or on behalf of the Purchaser and/or the Seller.


                       SECTION 14.  CONSTRUCTION


14. Construction: This Agreement is being delivered and is intended to be performed in, and shall be construed and enforced in accordance with the laws of the State of Tennessee.

                          SECTION 15.  NOTICES


15. Notices: All notices, request, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid,

              (a)  Seller:  If to the Seller, at

                          David D. Schlueter
                         106 Stoney Ridge Road
                         Landenberg, PA  19350

                             with a copy to:

                         Sidney J. Diamond, Esq.
                              3800 N. Mesa
                               Suite C-4
                         El Paso, Texas 79902

             (b)  Purchaser:  If to the Purchaser, at

                          Mr. Monte Julius
                          927 Sunset Drive
                          Irving, TX 75962

                           with a copy to:

                          Lee Polson, Esq.
                       Sheinfeld, Maley & Kay
                   301 Congress Avenue, Suite 1400
                          Austin, TX 78701


                         SECTION 16. GENERAL


16.  General:  The following terms and conditions shall apply to the parties:

     16.1 Entire Agreement: This Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Purchaser that is not embodied in this Agreement or in the documents referred to herein, and neither Seller, nor Purchaser shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     16.2 Amendments: This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Seller, and Purchaser, or, in the case of a waiver, by or on behalf of the party waiving compliance.

     16.3 Waiver: The failure of any party at any time or times to require performance of any provision hereof shall no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty.

     16.4 Expenses: Each party hereto shall pay their respective expenses (including without limitation the fees and expenses of their agents, representatives, counsel and accountants) in connection with the preparation and carrying out of this Agreement, except as otherwise set forth in this Agreement.

     16.5 Headings: The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.


                    SECTION 17.  EXTENSION OF BENEFITS


17. Extension of Benefits: All of the terms of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by the respective successors and assigns of the Purchaser, the Seller.

                        SECTION 18. COUNTERPARTS


18. Counterpart: This Agreement may be executed simultaneously in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be fully executed in multiple counterparts by their respective officers thereunto duly authorized as of the day and year first above written.



                                        SELLER



                                        DIGITAL WIRELESS SYSTEMS, INC.


                                     By:_______________________________
                                        Joseph R. Paradis, its President



                                        PURCHASER


                                        ADVANCED WIRELESS SYSTEMS, INC.


                                     By:_______________________________
                                        Monte Julius, its President